                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Martin Marietta Materials, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [MMM Logo]






                                 Notice of 1997
                               Annual Meeting of
                                Shareholders and
                                Proxy Statement

                                                                  March 24, 1997



Dear Fellow Shareholder:

The Directors and officers of Martin Marietta Materials, Inc. join us in inviting you to attend the Corporation's Annual Meeting of Shareholders. The formal notice of this meeting and the Proxy Statement accompany this letter.

By attending the meeting, you will have an opportunity to hear the plans for the Corporation's future, to meet the Directors and officers and to participate in the business of the meeting. If it is not possible for you to attend, please return the enclosed proxy immediately to ensure that your shares will be voted.

We look forward to seeing you in the Capital Ballroom at the North Raleigh Hilton in Raleigh, North Carolina at 10:30 a.m. on May 1, 1997.

Sincerely,



Marcus C. Bennett                          Stephen P. Zelnak, Jr.
Chairman of the Board                      Vice Chairman of the Board,
                                           President and Chief Executive Officer

                        MARTIN MARIETTA MATERIALS, INC.

                    Notice of Annual Meeting of Shareholders
                             To Be Held May 1, 1997

To the Holders of the Common Stock of Martin Marietta Materials, Inc.:

     The Annual Meeting of Shareholders of Martin Marietta Materials, Inc. (the "Corporation") will be held on Thursday, May 1, 1997, at 10:30 a.m. at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina. Attendance at the Annual Meeting of Shareholders of the Corporation will be limited to shareholders of record at the close of business on March 14, 1997 or their proxies, beneficial owners presenting satisfactory evidence of ownership on that date, and invited guests of the Corporation.

     The purposes of the meeting are:

     (1) to elect three (3) Directors, each to serve for a term of three (3) years until the Annual Meeting of Shareholders in 2000 and until their successors are duly elected and qualified;

     (2)  to ratify the appointment of independent auditors; and

     (3) to transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Whether or not you expect to attend the meeting, we hope you will date and sign the enclosed Proxy Card and mail it promptly in the enclosed stamped envelope.

                                             By Order of the Board of Directors


                                             Bruce A. Deerson
                                             Vice President, Secretary and
                                             General Counsel
Raleigh, North Carolina
March 24, 1997

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The Annual Meeting of Shareholders of Martin Marietta Materials, Inc., a North Carolina corporation (the "Corporation"), will be held on Thursday, May 1, 1997, at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders ("Annual Meeting" or "Meeting"). This statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at such meeting and at any and all adjournments of such meeting.

     The Corporation's Annual Report for the fiscal year ended December 31, 1996, including audited financial statements, is being mailed to shareholders with this Proxy Statement.

     Whether or not you plan to attend the meeting, we urge you to date, sign and return your proxy in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting (i) by filing with the Corporation's Secretary an instrument revoking the proxy prior to the Meeting,
(ii) by timely delivery to the Corporation's Secretary, or at the Meeting, of a subsequently dated and executed proxy, or (iii) if you attend the Meeting, by voting your shares in person. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

     The principal office of the Corporation is at 2710 Wycliff Road, Raleigh, North Carolina 27607. This Proxy Statement, the Proxy Card, and the Notice of Meeting will be sent to shareholders of record commencing approximately March 26, 1997.

Voting Securities and Record Date

     Only shareholders of record at the close of business on March 14, 1997 are entitled to notice of and to vote at the Annual Meeting. On March 14, 1997, there were 46,079,604 shares outstanding of the Corporation's Common Stock, $.01 par value per share ("Common Stock" or "Stock"). Each share is entitled to one vote.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by an independent inspector of election appointed by the Corporation's Board of Directors for the Meeting from First Union National Bank of North Carolina, the Corporation's transfer agent. The inspector of election will determine whether a quorum is present. For purposes of determining the presence of a quorum, abstentions will be counted as shares that are present and entitled to vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter and specific instructions are not received from the shareholder regarding that matter, those shares represented by the proxy will not be considered as present and entitled to vote with respect to that matter.

     The election of Directors requires a plurality of the votes cast with a quorum present. Approval of any other proposals presented at the meeting requires the affirmative vote of a majority of the votes cast by proxy or in person. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals. In such cases, absent specific instructions from the beneficial owner, the broker may not vote on those proposals. This results in what is known as a "broker non-vote." Because the Corporation's Bylaws require the affirmative vote of either a plurality or majority of the votes cast at the Meeting to authorize action on any matter (as described above), abstentions and broker non-votes, which will not be counted "for" or "against" proposals, have no effect on the vote for the election of Directors or approval of any of the other proposals.

     Each participant in the Corporation's Performance Sharing Plan and Savings and Investment Plan may direct the trustee as to the manner in which shares of Common Stock allocated to the plan participant's account are to be voted. If the plan participant does not return a voting instruction card to the trustee in a timely manner or returns a card without indicating any voting instructions, the trustee will vote the shares in the same proportion as shares for which the trustee receives voting instructions for that plan.

     In October 1996, the Corporation's Common Stock that was held by Lockheed Martin Corporation became available to the public market when Lockheed Martin disposed of its 81% ownership interest (the "Split-Off"). Before the effective date of the Split-Off, Lockheed Martin Corporation and Martin Marietta Investments Inc. held voting power over shares of Common Stock that represented approximately 72.2% and 8.8%, respectively, of the shares entitled to be cast for the election of the Board of Directors and approval of other proposals. Martin Marietta Investments Inc. is a wholly-owned subsidiary of Lockheed Martin Corporation, which is a Maryland corporation that was formed as the parent corporation of Martin Marietta Corporation and Lockheed Corporation as a result of the business combination of those two companies in March 1995. Martin Marietta Corporation and Lockheed Corporation were subsequently merged into Lockheed Martin Corporation in January 1996. Lockheed Martin Corporation is the successor to Martin Marietta Technologies, Inc., which formerly held approximately 72.2% of the Corporation's Common Stock. Unless otherwise indicated, "Lockheed Martin Corporation" is used herein to refer to Martin Marietta Corporation and its subsidiaries (other than the Corporation) prior to its merger into Lockheed Martin Corporation in January 1996 and to Lockheed Martin Corporation.

                             ELECTION OF DIRECTORS

     At the Special Meeting of Shareholders of the Corporation held on September 27, 1996 (the "Special Meeting"), the shareholders approved a proposal amending the Corporation's Articles of Incorporation to provide for, among other things, a classified board of directors such that the Board of Directors is divided into three classes, each of which serves for three years. The Board of Directors has nominated three persons for election as Directors to serve three-year terms expiring in 2000. Unless otherwise directed, proxies will be voted in favor of these three nominees. Each nominee has agreed to serve if elected. Each of the nominees is currently serving as a Director. Should any nominee become unable to serve as a Director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person for such position as the present Board of Directors may recommend in place of such nominee.

     The following sets forth certain biographical information, current occupation and business experience for the past five years for each of the nominees for election and for each of the other members of the Board of Directors.

--------------------------------------------------------------------------------
                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                             TERMS EXPIRING IN 2000
--------------------------------------------------------------------------------

     William E. McDonald (54)
     Director (since 1996), member of the Audit and Compensation Committees.

     Mr. McDonald has served as President and Chief Executive Officer of Sprint Mid-Atlantic Operations since 1993. He was previously President and Chief Executive Officer for Sprint/United Telephone-Eastern from 1988 to 1993.

--------------------------------------------------------------------------------

     Frank H. Menaker, Jr. (56)
     Director (since 1993), member of the Ethics, Environment, Safety and Health and Audit Committees (since November 1996). Prior to November 1996, Mr. Menaker was Chairman of the Ethics and Environmental Affairs Committee.

     Mr. Menaker has served as Senior Vice President and General Counsel of Lockheed Martin Corporation since July 1996. He served as Vice President and General Counsel of Lockheed Martin Corporation from March 1995 to July 1996 and as Vice President of Martin Marietta Corporation from 1982 until 1995, and as General Counsel of Martin Marietta Corporation from 1981 until 1995.

--------------------------------------------------------------------------------

     Richard A. Vinroot (54)

     Director (since 1996), member of the Ethics, Environment, Safety and Health Committee.

     Mr. Vinroot has been a member of the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina since 1969. From 1991 to 1995, Mr. Vinroot served as Mayor of Charlotte, North Carolina.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             TERMS EXPIRING IN 1998
--------------------------------------------------------------------------------

     Marcus C. Bennett (61)
     Chairman of the Board (since 1994) and Director (since 1993), Chairman of the Executive and Finance Committees, member of the Compensation Committee.

     Mr. Bennett has served as Executive Vice President and Chief Financial Officer of Lockheed Martin Corporation since July 1996. He has been a Director of Lockheed Martin Corporation since March 1995. From March 1995 until July 1996 he served as Senior Vice President and Chief Financial Officer of Lockheed Martin Corporation and from 1988 until 1995 he served as Vice President and Chief Financial Officer of Martin Marietta Corporation. He also served as a Director of Martin Marietta Corporation from 1993 to 1995. Mr. Bennett joined Martin Marietta Corporation in 1959. Mr. Bennett is also a Director of Carpenter Technologies, Inc.

--------------------------------------------------------------------------------

     Richard G. Adamson (64)
     Director (since 1994), member of the Ethics, Environment, Safety and Health and Audit Committees.

     Mr. Adamson served as Vice President, Strategic Development for Martin Marietta Corporation from April 1993 until his retirement in January 1995. From 1984 until April 1993, he served as Vice President, Business Development of Martin Marietta Corporation.

--------------------------------------------------------------------------------

     Bobby F. Leonard (64)
     Director (since 1994), Chairman of the Compensation Committee and member of the Finance Committee (since November 1996). Prior to November 1996, Mr. Leonard was also a member of the Ethics and Environmental Affairs and Equity-Related Awards Committees.

     Mr. Leonard served as Vice President, Human Resources of Martin Marietta Corporation from 1981 until his retirement in March 1995. He is currently in private law practice in Maryland.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             TERMS EXPIRING IN 1999
--------------------------------------------------------------------------------

     Stephen P. Zelnak, Jr. (52)
     Vice Chairman of the Board (since 1996) and Director (since 1993), member of the Executive and Finance Committees.

     Mr. Zelnak has served as President and Chief Executive Officer of Martin Marietta Materials, Inc. since 1993, and previously served as the President of Martin Marietta Corporation's Materials Group from 1992 until the formation of the Corporation, and of Martin Marietta Corporation's Aggregates Division since 1982. Mr. Zelnak also served as a Vice President of Martin Marietta Corporation from 1989 until 1994, when he resigned as an officer of Martin Marietta Corporation effective upon the completion of the initial public offering of a portion of the Corporation's Common Stock. Mr. Zelnak joined Martin Marietta Corporation in 1981.

--------------------------------------------------------------------------------

     James M. Reed (64)
     Director (since 1994), Chairman of the Audit Committee, member of the Executive and Finance Committees. Prior to November 1996, Mr. Reed was also a member of the Equity-Related Awards Committee.

     Mr. Reed has served as Chief Financial Officer of Union Camp Corporation since 1977 and as Vice Chairman of the Board of Union Camp Corporation since 1993. Mr. Reed is a Director of Bush Boake Allen Inc., Savannah Foods & Industries, Inc. and the Bulgarian-American Enterprise Fund.

--------------------------------------------------------------------------------

     William B. Sansom (55)
     Director (since 1994), Chairman of the Ethics, Environment, Safety and Health Committee (since November 1996) and a member of the Compensation Committee. Prior to November 1996, Mr. Sansom was also Chairman of the Equity-Related Awards Committee and a member of the Audit Committee.

     Mr. Sansom has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co. since May 1983. During 1979 to 1983, he served in Tennessee State Government, first as Commissioner of Transportation and then as Commissioner of Finance and Administration. He has also previously served on the Board of Directors of the National Crushed Stone Association. Mr. Sansom is a Director of First Tennessee National Corporation and Astec Industries, Inc.

--------------------------------------------------------------------------------

                               BOARD OF DIRECTORS

     The Corporation's Board of Directors held eight meetings during 1996, of which five were regularly scheduled meetings. In addition, management confers frequently with its Directors on an informal basis to discuss Corporation affairs. Other than Directors who are also officers of the Corporation or, prior to the Split-Off, any affiliate of the Corporation (including officers of Lockheed Martin Corporation), Directors serving in 1996 received a retainer of $17,000 on an annualized basis until August 1996, and thereafter, $19,000 on an annualized basis. Directors also received $1,000 for each regular or special meeting of the Board and $500 for each Board committee meeting attended, in addition to reimbursement for travel and other expenses related to attendance at Board and committee meetings. Beginning in January 1997, Directors receive an annual retainer of $25,000 and each committee chairman (other than the chairman of the Executive Committee) also receives an annual fee of $1,000. Prior to the Split-Off, Directors who were also officers of Lockheed Martin Corporation did not receive any retainer or reimbursement of expenses from the Corporation in connection with their attendance at meetings of the Board or its committees.

     Pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, approved by the shareholders at the Special Meeting, Directors may receive their compensation in either cash or, if deferred, Common Stock, and may defer all or a portion of their fees until the date the person ceases to be a Director or the date that is one month and one year following the date the person ceases to be a Director. The Board of Directors unanimously agreed that a minimum of 30% of each Director's annual retainer would be paid in Common Stock and deferred under the plan.

     The Corporation's Board of Directors has five standing committees: an Audit Committee, a Compensation Committee, an Ethics, Environment, Safety and Health Committee, an Executive Committee and a Finance Committee. Prior to November 1996, the Corporation also had an Equity-Related Awards Committee.

     The Audit Committee, which is composed of Directors who are not officers or employees of the Corporation, held four meetings during 1996. The Audit Committee possesses and may exercise the powers of the Board of Directors, except when such powers are by statute or the Articles of Incorporation or Bylaws reserved to the full Board, relating to all accounting and auditing matters of the Corporation. The Audit Committee recommends to the Board of Directors the selection of the independent auditors. The Committee also monitors the independence of the independent auditors. The Committee reviews the scope and timing of work to be performed by the independent auditors; compensation to be paid to the independent auditors; financial accounting and reporting principles used by the Corporation; policies and procedures concerning audits, accounting and financial controls; recommendations to improve existing practices; and results of the audit and the report of the independent auditors. The Committee also reviews the qualifications and the plan and scope of work of the corporate internal audit function. The Committee's current members are Directors Reed (Chairman), Adamson, McDonald and Menaker.

     The Compensation Committee is composed of Directors who are not officers or employees of the Corporation and who are also "disinterested" and "outside" Directors as those terms are defined by the Securities and Exchange Act of 1934 and the Internal Revenue Code of 1986. It held five meetings during 1996. The Committee has the power to fix the compensation to be paid for all elected officers and employees. The Committee also approves and administers the grants of stock options and any other awards that may be granted under the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan. The Committee also has the power to administer any other compensation plan in connection with which the Corporation or any of its employees may realize a benefit from administration by disinterested Directors. The Committee's current members are Directors Leonard (Chairman), Bennett, McDonald and Sansom.

     The Equity-Related Awards Committee held three meetings during 1996. The Committee was composed of Directors who were not employees or officers of the Corporation, and were also "disinterested" and "outside" Directors as those terms are defined by the Securities Act of 1934 and the Internal Revenue Code of 1986. The Committee approved and administered the grants of awards under the Corporation's Amended Omnibus Securities Award Plan, until November 1996, when the Committee was dissolved by the Board of Directors and its former responsibilities delegated to the Compensation Committee. The Committee's members were Directors Sansom (Chairman), Leonard and Reed.

     The Ethics, Environment, Safety and Health Committee held four meetings during 1996. It monitors compliance with the Martin Marietta Materials, Inc. Code of Ethics and Standards of Conduct and reviews all matters presented to it by the Corporate Ethics Officer concerning the ethical practices of the Corporation and its employees, including conflicts or potential conflicts of interest between the Corporation and any of its employees. The Committee also reviews and monitors the adequacy of the Corporation's policies and procedures and organizational structure for ensuring compliance with environmental laws and regulations, and matters relating to health and safety. The Committee's current members are Directors Sansom (Chairman), Adamson, Menaker and Vinroot.

     The Executive Committee held one meeting during 1996. It has the authority to act during the intervals between the meetings of the Board of Directors and may exercise the powers of the Board in the management of the business and affairs of the Corporation as may be authorized by the Board of Directors. The Committee's current members are Directors Bennett (Chairman), Reed and Zelnak.

     The Finance Committee held five meetings during 1996. It has been delegated general oversight powers related to the management of the financial affairs of the Corporation, including but not limited to, establishing lines of credit or other short-term borrowing arrangements and investing excess working capital funds on a short-term basis. The Committee reviews and makes recommendations to the Board of Directors concerning changes to capital structure, including the incurrence of long-term debt and issuance of equity securities, capital expenditures and the contributions budget and the payment of dividends. The Committee's current members are Directors Bennett (Chairman), Leonard, Reed and Zelnak.

     The Bylaws of the Corporation require advance notice for any proposal for the nomination for election as a Director at an annual meeting of shareholders that is not included in the Corporation's notice of meeting or made by or at the direction of the Board of Directors. In general, nominations must be delivered to the Secretary of the Corporation at its principal executive offices, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain specified information concerning the nominee and the shareholder proposing the nomination. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished a copy without charge upon written request to the Secretary of the Corporation.

     During the year ended December 31, 1996, no Director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).


                         BENEFICIAL OWNERSHIP OF SHARES

Directors and Executive Officers

     The following table shows as of March 14, 1997 the number of shares of Common Stock beneficially owned by the Directors and nominees, the Chief Executive Officer, and the four most highly compensated executive officers, individually, and by all Directors and executive officers of the Corporation as a group. The number of shares shown for each Director and each of the named executive officers represented less than 1 percent of the shares of Common Stock outstanding. The number of shares shown for all Directors and executive officers as a group represented less than 1 percent of the shares of Common Stock outstanding.

               Name of                 Amount of Common Stock            Percent
         Beneficial Owner            Beneficially Owned(1)(2)(3)        of Class
         ----------------            ---------------------------        --------
         Richard G. Adamson                       1,400                     *
         Marcus C. Bennett                        4,000                     *
         Bruce A. Deerson                         8,667                     *
         Janice K. Henry                         12,074                     *
         Bobby F. Leonard                         4,750                     *
         William E. McDonald                          0                     *
         Frank H. Menaker, Jr.                    2,550                     *
         James M. Reed                            2,000                     *
         William B. Sansom                        1,050                     *
         Philip J. Sipling                       15,978                     *
         Richard A. Vinroot                           0                     *
         Robert R. Winchester                    15,114                     *
         Stephen P. Zelnak, Jr.                  44,333                     *

        All executive officers and directors    119,866                     *
        as a group (14 individuals including
        those named above)

---------------

  *  Less than 1% of the shares of Common Stock outstanding.
(1) As to the shares reported, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power.
(2) The number of shares owned for each of Messrs. Deerson, Sipling, Winchester, Zelnak and Ms. Henry and all executive officers and directors as a group assumes that options held by each of them covering shares of Common Stock in the amounts indicated, which are currently exercisable within 60 days of March 14, 1997, have been exercised: Mr. Deerson, 6,333; Ms. Henry, 7,667; Mr. Sipling, 10,000; Mr. Winchester, 10,000; Mr. Zelnak, 34,333; and all executive officers and directors as a group, 74,666.
(3) Amounts reported do not include compensation paid on a quarterly basis that Directors have received in Common Stock units that is deferred pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors. The number of Common Stock units credited to each of the Directors as of March 14, 1997 is as follows: Mr. Adamson, 81; Mr. Bennett, 280; Mr. Leonard, 120; Mr. McDonald, 175; Mr. Menaker, 269; Mr. Reed, 180; Mr. Sansom, 280; and Mr. Vinroot, 269.

Five Percent Shareholders

     The following table sets forth information with respect to the shares of Common Stock which are held by persons known to the Corporation to be the beneficial owners of more than 5% of such stock as of March 14, 1997. To the best of the Corporation's knowledge, no person (other than as disclosed below) owned more than 5 percent of any class of the Corporation's outstanding voting securities at the close of business on March 14, 1997.

         Name and Address                    Amount of Common Stock        Percent
          of Shareholder                     Beneficially Owned(1)         of Class
         ----------------                    ----------------------        --------
         American Express Financial                 3,761,324                8.16%
         Corporation (2)
         IDS Tower 10
         Minneapolis, MN  55440

         Davis Selected Advisers, L.P. (3)          2,950,200                6.40%
         124 East Marcy Street
         Santa Fe, NM  87501

         Perry Corp. (4)                            2,691,208                5.84%
         599 Lexington Avenue
         New York, NY  10022

--------------

(1) As to the shares reported, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power.
(2) As reported in Schedule 13G dated December 31, 1996 filed with the Securities and Exchange Commission. The total includes 16,000 shares over which the shareholder has shared voting power with its parent holding company, American Express Company, and 3,761,324 shares over which the shareholder has shared dispositive power with its parent holding company, American Express Company. American Express Company disclaims beneficial ownership of the shares referred to in the Schedule 13G.
(3) As reported in Schedule 13G dated March 7, 1997 filed with the Securities and Exchange Commission.
(4) As reported in Schedule 13G dated November 5, 1996 filed with the Securities and Exchange Commission. Richard C. Perry, as sole stockholder of Perry Corp., has the power to vote and dispose of the shares reported. Perry Corp. and Richard C. Perry disclaim beneficial ownership of the shares other than the portion which relates to their respective individual economic interests in such shares.

                             EXECUTIVE COMPENSATION

     The following tables show annual and long-term compensation received from the Corporation and Lockheed Martin Corporation for services in all capacities to the Corporation (and prior to its incorporation, to Martin Marietta Corporation), of the Chief Executive Officer and the next four most highly compensated executive officers for the years ended December 31, 1996, 1995 and 1994. Other than compensation paid by the Corporation or Lockheed Martin Corporation as set forth below, no annual or long-term compensation of any kind was paid to the Chief Executive Officer or other named executive officers of the Corporation in each of the years in the three-year period ended December 31, 1996. The information set forth in the table captioned "Option Grants in Last Fiscal Year" relates to stock options with respect to the Common Stock of the Corporation. The information set forth in the table captioned "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" relates to stock options and stock appreciation rights ("SARs") under plans sponsored by the Corporation or by Lockheed Martin Corporation. Each stock option and SAR outstanding under Martin Marietta Corporation stock option plans at the time of the business combination between Martin Marietta Corporation and Lockheed Corporation (effective as of March 1995), were fully vested (pursuant to the change-in-control provisions in the plans) and converted into an option and SAR with respect to the common stock of Lockheed Martin Corporation (pursuant to an agreement entered into in connection with the combination). Accordingly, securities granted under these plans are options exercisable for the common stock of Lockheed Martin Corporation and in connection with the Split-Off, terminate if not exercised before October 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long Term Compensation
                                               Annual Compensation                            Awards
                                   ----------------------------------------------  ----------------------------
                                                                                     Securities
Name and                                                           Other Annual      Underlying         LTIP         All Other
Principal Position                 Year    Salary      Bonus(1)   Compensation(2)  Options/SARs(3)   Payouts(4)   Compensation(5)
------------------                 ----   --------     --------   ---------------  ---------------   ----------   ---------------
Stephen P. Zelnak, Jr.             1996   $396,667     $170,000       $215,862         47,000         $   --         $  5,250
  Vice Chairman, President         1995    333,334      122,500        153,132         43,000          166,600        915,806
  and Chief Executive Officer      1994    286,667      210,000           --           30,000           29,840          5,250

Philip J. Sipling                  1996    194,917       54,100         68,198         15,000             --            5,250
  Senior Vice President            1995    176,667       80,000         25,011         12,000           41,650        136,920
                                   1994    160,834       75,600           --            9,000           16,785          5,250

Robert R. Winchester               1996    191,417       79,650         33,481         15,000             --            5,250
  Senior Vice President            1995    176,667       89,190         12,390         12,000           73,420        129,605
                                   1994    160,834       73,700           --            9,000           16,785          5,250

Janice K. Henry                    1996    180,000       43,900         55,312         12,000             --            5,317
  Vice President, Chief            1995    167,667       61,760         19,320          9,000           58,310        151,550
  Financial Officer and            1994    156,840       77,000           --            7,000             --            5,225
  Treasurer(6)

Bruce A. Deerson                   1996    162,167       50,000         37,212          9,000             --            5,565
  Vice President, Secretary        1995    152,333       40,000         37,632          7,000           24,990         78,400
  and General Counsel              1994    143,917       62,700           --            6,000             --            5,037

---------------
(1) Bonuses were paid pursuant to the Martin Marietta Materials, Inc. Executive Incentive Plan. A portion of the cash bonus in 1996 and 1995 paid to the named executive officers and certain other key employees of the Corporation was deferred pursuant to the Martin Marietta Materials, Inc. Incentive Stock Plan. The amounts deferred in 1996 for each of the named executive officers are as follows: Mr. Zelnak, $170,000; Mr. Sipling, $54,100; Mr. Winchester, $26,550; Ms. Henry, $43,900; and Mr. Deerson, $29,100. The amounts deferred in 1995 for each of the named executive officers are as follows: Mr. Zelnak, $122,500; Mr. Sipling, $17,500; Mr. Winchester, $9,910; Ms. Henry, $15,440; and Mr. Deerson, $30,100. The amounts reported under "Bonus" do not include such deferred portion which are reported under "Other Annual Compensation."
(2) The amounts reported under "Other Annual Compensation" represent the value of units that correspond to Common Stock credited to participants under the Martin Marietta Materials, Inc. Incentive Stock Plan (the "Plan"). Pursuant to the Plan, each participant at his or her election is permitted to use up to 50% of the annual incentive bonus earned by the participant to be credited towards units ("Units") that will subsequently be converted into Common Stock of the Corporation pursuant to the terms of the Plan at a 20% discount from the fair market value of the Common Stock (the closing price of the Common Stock as reported in the Wall Street Journal) on the date the amount of the bonus is determined. Each of the executive officers named are required to use a minimum of 10% of the annual incentive bonus towards the crediting of Units under the Plan, except for Mr. Zelnak, who is required to use a minimum of 25% towards the crediting of such Units. Any election to purchase Units under the Plan (in addition to the mandatory purchases) must be made at least six months prior to the date the amount of the annual incentive bonus is determined. The Units credited under the Plan generally vest at the end of the fiscal year in the year that is immediately preceding three years from the date of grant, at which time shares of Common Stock are issued to the participant. Dividend equivalents are paid on the Units at the same rate as dividends are paid to all shareholders. Such payments are included in the amounts reported. The amounts reported under "Other Annual Compensation" represent the market value on the date of grant of the Units credited to each named executive officer. The number of Units credited in 1996 to each of the named executives is as follows: Mr. Zelnak, 8,293; Mr. Sipling, 2,640; Mr. Winchester, 1,296; Ms. Henry, 2,142; and Mr. Deerson, 1,420. The number of Units credited in 1995 to each of the named executives is as follows: Mr. Zelnak, 7,292; Mr. Sipling, 1,191; Mr. Winchester, 590; Ms. Henry, 920; and Mr. Deerson 1,792.
(3)  Options granted are for Common Stock of the Corporation.
(4) Amounts reported under this column represent payouts of awards under the Amended and Restated Martin Marietta Corporation Long Term Performance Incentive Compensation Plan. Upon consummation of the business combination of Martin Marietta Corporation and Lockheed Corporation, the plan was terminated as an active plan and no further awards will be made.
(5) Amounts reported under "All Other Compensation" represent matching contributions to the Lockheed Martin Corporation Performance Sharing Plan and the Corporation's Performance Sharing Plan, and in 1995, for Mr. Zelnak, amounts paid under the Martin Marietta Corporation Deferred Compensation and Estate Supplement Plan. Amounts reported in 1995 also represent awards granted in 1993 under the Amended and Restated Martin Marietta Corporation Long Term Performance Incentive Compensation Plan, payment of which was accelerated upon the business combination of Martin Marietta Corporation and Lockheed Corporation. Accelerated payments were in the amounts that follow: Mr. Zelnak, $512,050; Mr. Sipling, $131,670; Mr. Winchester, $124,355; Ms. Henry, $146,300; and Mr. Deerson, $73,150.
(6) Compensation reported in the table for Ms. Henry in part of 1994 was paid by Martin Marietta Corporation in connection with her employment in another business segment of Martin Marietta Corporation.

Option Grants in Last Fiscal Year

     Shown below is information on grants of options for the Corporation's Common Stock awarded pursuant to the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan (the "Omnibus Plan") to the named executives in the fiscal year ended December 31, 1996.

                                        Individual Grants (1)
                          --------------------------------------------------
                                           % of
                                          Total                                   Potential Realizable Value at
                            No. of       Options                                     Assumed Annual Rate of
                          Securities     Granted                                  Stock Price Appreciation for
                          Underlying        to      Exercise or                         Option Term(2)
                            Options      Employees   Base Price   Expiration     -----------------------------
Name                        Granted       In 1996    Per Share       Date           5%                 10%
----                      ----------     ---------  -----------   ----------     --------          ----------
Stephen P. Zelnak, Jr. ....  47,000        19.26%     $24.25        8/3/06       $716,778          $1,816,465
Philip J. Sipling .........  15,000         6.15%      24.25        8/3/06        228,759             579,722
Robert R. Winchester ......  15,000         6.15%      24.25        8/3/06        228,759             579,722
Janice K. Henry ...........  12,000         4.92%      24.25        8/3/06        183,007             463,778
Bruce A. Deerson ..........   9,000         3.69%      24.25        8/3/06        137,255             347,833

-----------------

(1) Awards are granted at the discretion of a disinterested committee (the "Committee") of the Board of Directors of the Corporation upon the recommendation of management of the Corporation, except for Mr. Zelnak, for whom the Committee formulates its own decision, and may be awarded based on past performance or as incentive for future efforts. A maximum of 2,000,000 shares of the Corporation's stock are authorized for grants to key employees. Each award under the Omnibus Plan is evidenced by an award agreement setting forth the number and type of stock-based incentives subject to the award and such other terms and conditions applicable to the award as determined by the Committee. Under the award agreement, options vest and become exercisable in three approximately equal increments on the first, second and third anniversary dates of the grant and expire 10 years from the date of grant. No individual may receive annual grants for more than 10 percent of the shares available under the Omnibus Plan. Options awarded in 1996 expire ninety days following termination of employment, except in instances following death, disability or retirement. In the event of death, all outstanding options vest immediately and will expire one year following the date of death. In instances of disability or normal retirement, the award agreement states that the terms of all outstanding options will be unaffected by such retirement or disability. In the event of early retirement, options that are not vested will terminate on the second business day after such retirement and options that are vested will terminate 90 days thereafter unless the Committee determines that all outstanding options will be unaffected by such retirement. The exercise price of the shares of Common Stock subject to options is set by the Committee and must be at least 100% of the fair market value of the shares on the date the option is granted. The award agreement provides that shares to be issued upon exercise of options may be purchased by the Company in the open market.
(2) The dollar amounts set forth in these columns are the result of calculations at the 5 percent and 10 percent rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

     Shown below is information relating to (1) the exercise of options for the purchase of Lockheed Martin Corporation common stock and stock appreciation rights ("SARs") during the last completed fiscal year and (2) the fiscal year-end value of unexercised options for (a) Lockheed Martin Corporation common stock and SARs for the named executives, for which the related expenses are paid by Lockheed Martin Corporation, and (b) the Corporation's Common Stock under the Omnibus Plan for the named executives. No options for the Corporation's Common Stock have been exercised by the named executives.

                                                Number of Securities Underlying              Value of
                        No. of                    Unexercised Options/SARs at         Unexercised In-the-Money
                        Shares                        Fiscal Year-End(2)          Options/SARs at Fiscal Year End(3)
                       Acquired         Value    ------------------------------   ----------------------------------
Name                 on Exercise(1)  Realized(1)   Exercisable  Unexercisable      Exercisable       Unexercisable
----                 --------------  -----------   -----------  -------------      -----------       --------------
Stephen P. Zelnak, Jr.     --              --          34,333        85,667          $ 71,583          $105,667
Philip J. Sipling        12,000       $ 748,728        16,600        26,000           359,553            29,750
Robert R. Winchester      5,000         335,625        23,400        26,000           763,913            29,750
Janice K. Henry          28,000       1,708,478        18,667        20,333           680,333            22,417
Bruce A. Deerson          3,000         141,650         6,333        15,333            12,583            17,667

--------------

(1) Includes shares acquired and value realized from exercise of options of the common stock and SARs of Lockheed Martin Corporation. No options have been exercised by the named executives for the Corporation's Common Stock.
(2) Options granted by the Corporation in 1996 as shown in "Option Grants in Last Fiscal Year" on page 13, all of which were unexercisable at year-end, are included in this table. Options granted by the Corporation in 1995, one-third of which vested in 1996, and in 1994, two-thirds of which vested in 1996, are also included in this table.
(3) The value presented represents the difference between the closing price of the stock at year-end and the exercise price of the options and SARs. Options granted by the Corporation in 1996 were not in-the-money at year-end 1996 and are not included in this table.

Performance Sharing Plan

     The Martin Marietta Materials, Inc. Performance Sharing Plan (the "Performance Sharing Plan"), which is sponsored by the Corporation, permits eligible employees of the Corporation to make regular savings contributions on a pre-tax or after-tax basis through systematic payroll deductions. For the year ended December 31, 1996, participants could contribute up to 17 percent of their current base salary subject to the limitations imposed by the Internal Revenue Code, and direct the investment of such contributions into a Short-Term Investment Fund, an Indexed Equity Fund, a fund which consists of the Corporation's Common Stock, two Bond Funds, and five publicly traded mutual funds. In addition, the Corporation makes monthly matching contributions to the participant's account equal to 50 percent of up to the first 7 percent of the compensation contributed by the participant. Plan contributions are 100 percent vested.

     Prior to the Split-Off, eligible employees of the Corporation were entitled to participate in the Martin Marietta Corporation Performance Sharing Plan, which was substantially similar to the Corporation's Performance Sharing Plan except that participants could choose to invest in a Lockheed Martin common stock fund instead of a fund that consists of the Corporation's Common Stock. In connection with the Split-Off, participants in the Martin Marietta Corporation Performance Sharing Plan who had balances in the Lockheed Martin Corporation common stock fund had the opportunity to exchange such shares for Common Stock of the Corporation held in the Corporation's Performance Sharing Plan in accordance with the Lockheed Martin Corporation Offer to Exchange pursuant to the Offering Circular-Prospectus dated September 16, 1996, to otherwise transfer the balance into other investment options in the Performance Sharing Plan or to leave the balance in the Lockheed Martin Corporation common stock fund. Any remaining balances in the Lockheed Martin Corporation common stock fund can be withdrawn or transferred by the participant in accordance with the terms of the Performance Sharing Plan for a period of 24 months following the Split-Off. Thereafter, any remaining balances will automatically be reallocated to the Short-Term Investment Fund in the Corporation's Performance Sharing Plan.

     Full distributions under the Performance Sharing Plan are generally made upon the termination, layoff, retirement, disability or death of the participant. Distributions of account balances invested in the Corporation's Common Stock or in Lockheed Martin Corporation common stock are automatically distributed in kind unless a recipient requests otherwise.

Pension Plans

     Prior to the Split-Off, the named executives participated in the Martin Marietta Corporation Pension Plan for Salaried Employees (the "Pension Plan"), which was sponsored by Lockheed Martin Corporation and covered all of the Corporation's executive officers and substantially all of the salaried employees of the Corporation on a non-contributing basis. In connection with the Split-Off, the Pension Plan name was changed to the Martin Marietta Materials, Inc. Pension Plan for Salaried Employees, and the plan sponsor changed to the Corporation. Set forth below is a pension plan table which shows the estimated annual benefits payable upon retirement for specified earnings and years of service under the Pension Plan.


                                                       Years of Service(a)
                                        ------------------------------------------------
Final Average Earnings                     15        20        25        30        40
----------------------                  --------   -------  --------  --------  --------
$100,000................................$ 21,114  $ 28,152  $ 35,191  $ 42,229  $ 56,767
$150,000(b).............................  32,364    43,152    53,941    64,729    86,767
$200,000(b).............................  43,614    58,152    72,691    87,229   116,767
$300,000(b).............................  66,114    88,152   110,191   132,229   176,767
$400,000(b).............................  88,614   118,152   147,691   177,229   236,767
$500,000(b)............................. 111,114   148,152   185,191   222,229   296,767

--------------
(a)  Calculated under the Post-ERISA Formula.

(b) The benefits payable under the Pension Plan may be limited by sections 401(a)(17) and 415 of the Internal Revenue Code. The maximum earnings amount which may be considered to compute a benefit in accordance with
     Section 401(a)(17) of the Code is $150,000. The maximum annual amount payable under the Plan as of December 31, 1996 in accordance with Section 415(b) of the Code is $120,000.

     Compensation covered by the Pension Plan generally includes, but is not limited to, base salary, executive incentive compensation awards including the deferred portion thereof, lump sum payments in lieu of a salary increase, and overtime. The normal retirement age under the Pension Plan is 65, but unreduced early retirement benefits are available at age 62 and reduced benefits are available as early as age 55. The calculation of benefits under the Pension Plan is generally based on an annual accrual rate, average compensation for the highest consecutive five years of the ten years preceding retirement and the participant's number of years of credited service. Maximum benefits payable under the Pension Plan are subject to current Internal Revenue Code limitations. The amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offsets amounts.

     Employees who participated prior to October 1, 1975 in a pension plan covering employees of Martin Marietta Corporation's aerospace businesses are eligible for an alternative pension formula (the "Pre-ERISA Formula"). Commencing in 1991, if a highly compensated employee eligible for the Pre-ERISA Formula would receive a higher benefit under the Pre-ERISA Formula than under the formula applicable to other employees (the "Post-ERISA Formula"), the portion of the difference earned in 1991 and thereafter will be paid out of general corporate assets. One executive officer of the Corporation was eligible for the Pre-ERISA Formula during 1996.

     As of December 31, 1996, the estimated total annual benefits payable upon retirement at age 65 for the individuals named in the compensation table, based on continued employment at current compensation, are as follows: Mr. Zelnak, $218,994; Mr. Sipling, $108,099; Mr. Winchester, $126,939; Ms. Henry, $146,279;
and Mr. Deerson, $104,709. These amounts include benefits that would have been payable under Lockheed Martin Corporation's Supplemental Excess Retirement Plan. The years of credited service upon assumed retirement at age 65 for Mr. Zelnak, Mr. Sipling, Mr. Winchester, Ms. Henry, and Mr. Deerson are 28.75 years, 27.67 years, 31.08 years, 41.67 years, and 36.75 years, respectively.

     Sections 401(a) (17) and 415 of the Internal Revenue Code limit the annual benefits payable under the Pension Plan. As permitted by ERISA, Lockheed Martin Corporation maintained the Supplemental Excess Retirement Plan, which provides for the payment of benefits in excess of those limits and payment of amounts equalizing the differences in the accrual method for those certain employees who were not participants in the Pension Plan prior to October 1, 1975.

Employment Protection Agreements

     The Corporation has entered into Employment Protection Agreements (the "Agreements") with each of the named executive officers. The purpose of these Agreements is to provide the Corporation's key executives with payments and benefits upon certain types of terminations within two years and 30 days following a "Change of Control." For purposes of the Agreements, a Change of Control is generally defined as (i) the acquisition by any person, or related group of persons, of 40% or more of either the outstanding Common Stock of the Corporation or the combined voting power of the Corporation's outstanding securities, (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation's assets following which the Corporation's shareholders before such event fail to own more than 40% of the resulting entity, (iii) a change in the majority membership of the Board, (iv) a liquidation or dissolution of the Corporation, or (v) a sale of all or substantially all of the Corporation's assets.

     The Agreements provide that if, within the two year period following a Change of Control, an executive is terminated without "Cause" (as defined in the Agreements) or terminates his employment with "Good Reason" (as defined in the Agreements), or if the executive voluntarily terminates his employment for any reason during the thirty-day period following the second anniversary of the Change of Control, the Corporation is obligated to pay the executive, in a lump sum, an amount equal to twice the sum of the executive's "Base Salary" and "Annual Bonus." For purposes of the Agreements, Base Salary means the highest annual rate of base salary that the executive received within the twelve-month period ending on the date of the Change of Control and Annual Bonus means the executive's highest annual bonus paid during the period beginning five years prior to the Change of Control and ending on the date of the executive's termination of employment. In addition, for two years following termination of employment, the Corporation must provide the executive with welfare benefits that are generally as favorable as those the executive enjoyed prior to the Change of Control. Furthermore, the Agreements provide for "gross-up" payments to compensate the executives for any golden parachute excise taxes imposed under the Internal Revenue Code on account of the severance amounts.

     The term of the Agreements is three years following their effective dates. On each anniversary date of the effective date, the Agreements are renewed for one additional year, unless either party gives notice of its intent to cancel the automatic extension.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Corporation's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors and, prior to November 1996, the Equity-Related Awards Committee. The role of the Compensation Committee is to approve salaries and other compensation of the executive officers of the Corporation. The role of the Equity-Related Awards Committee, which was redelegated by the Board of Directors to the Compensation Committee in November 1996, was to review, approve and administer grants of stock options and equity-related awards to all employees, including the principal officers of the Corporation, and to administer any other compensation plan in connection with which the Corporation or any of its employees may realize a benefit from administration by disinterested Directors. The Equity-Related Awards Committee was dissolved in November 1996.

General Compensation Policies and Practices

     The Committee supports the Corporation's belief that executive compensation should further the Corporation's strategic goals. To accomplish this, the Committee's policy with respect to executive compensation holds that the Corporation's employees are its most important resource and should be compensated fairly in order to achieve optimum operating performance for the Corporation. The Committee focuses on operating performance rather than short-term changes in stock price based on its view that the long-term operating performance of the Corporation will be reflected by stock price performance over the long-term. Competitive compensation levels serve to attract and retain individuals of outstanding ability and motivate such individuals to sustain high levels of personal performance. The type and amount of compensation granted is based upon the subjective judgment of the Committee; nevertheless, in the exercise of its discretion, the Committee considers a number of objective criteria which are discussed below in the context of the components of compensation to which they apply.

Compensation Structure and Awards for 1996

     The key elements of the Corporation's compensation structure are:

- Annual Compensation - consisting of base salary and bonus (incentive compensation).

- Long-Term Compensation - consisting of stock options and incentive stock awards.

     Annual Compensation - Base Salary. In setting base salaries for 1996, the Committee reviewed surveys conducted by an outside compensation consulting firm of a selected peer group of companies in the aggregates, cement and specialty chemical industries, including those in the Performance Graph peer group on page 22, and of a selected group of general industry companies with comparable revenues to those of the Corporation. The Committee also reviewed national surveys of compensation levels for executives employed in similar positions in general industry companies with revenues similar to that of the Corporation. The group of companies reflected in the compensation surveys was broader than the group of peer companies set forth in the Performance Graph on page 22. The Committee also considered the advice of independent compensation advisors.

     Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on: (1) the Committee's agreement on the individual's contribution to the Corporation, and (2) increases in median competitive pay levels. The total cash compensation (base salary and bonus described below) for each of the named executive officers was below the median compensation of executives having similar responsibilities in the compensation surveys, including those in the Performance Graph peer group.

     The base salary for the Vice Chairman, President and Chief Executive Officer of the Corporation was increased during 1996 to $420,000. This represents an approximate 20 percent increase from 1995. The rate of increase in 1996 reflected the Committee's unanimous agreement on Mr. Zelnak's continued superior leadership ability as demonstrated by the Corporation's excellent financial performance as to record sales and earnings. Under Mr. Zelnak's guidance, the Corporation achieved strong earnings growth and remained an industry leader in performance as measured by return on sales and return on investment. In addition, the Committee also reviewed base salary data for chief executive officers in the compensation studies and in the Performance Graph peer group.

     Annual Compensation - Bonus. To encourage achievement of the performance objectives of the Corporation, a significant portion of annual compensation takes the form of an incentive compensation bonus. In 1996, under the Corporation's Executive Incentive Plan, the maximum amount that an executive could receive was based upon a percentage of that executive's base salary. All of the executive officers participate in the plan, except for Mr. Zelnak, for whom bonus consideration is made outside the plan.

     Following review of the achievements of the Corporation as compared to the targeted goals set at the end of the previous year, a comparative review of each of the individual contributions of all participants towards achieving these goals is conducted. The Compensation Committee also considers qualitative measures of performance such as adherence to and implementation of the Corporation's policy on ethics and standards of conduct, customer satisfaction and product quality.

     The amount actually awarded to each participant in the plan is based upon the Compensation Committee's assessment of each individual's achievement of targeted objectives, including standard measures of financial performance such as sales, earnings, return on capital investments and cash generation. These objectives are established at the beginning of each plan year and are based upon the Corporation's Long Range Operating Plan. For executives in corporate staff positions, 50 percent of the determination is made with respect to the Corporation's performance and 50 percent is based on the individual's performance. The Committee considers the recommendations of the Corporation's Chief Executive Officer but retains complete discretion in performing these reviews.

     Mr. Zelnak was awarded an annual incentive bonus of $340,000 for 1996 based on Mr. Zelnak's outstanding performance and leadership in connection with the Corporation's financial achievements and the Split-Off. The Corporation's Incentive Stock Plan requires Mr. Zelnak to use 25% of his 1996 annual incentive bonus towards credits of Common Stock units at a 20% discount to market value, which generally vest in three years. In addition, Mr. Zelnak made an irrevocable choice six months prior to the bonus determination to use 25% more, for a total of 50% of his annual incentive bonus, towards Common Stock units. Although there was no special attempt to set Mr. Zelnak's 1996 bonus in any particular relationship to the compensation data, Mr. Zelnak's bonus was at the median level of bonus compensation of CEO's in the compensation surveys, including those in the Performance Graph peer group. His total cash compensation (base salary and bonus) was below the median compensation of those CEOs. The Compensation Committee retains complete discretion in determining the amount of incentive compensation to be awarded to Mr. Zelnak. Consequently, no particular weighting of criteria is required or performed.

     Long Term Compensation - Stock Options. Stock options awarded under the Corporation's Amended Omnibus Securities Award Plan link the compensation provided to a group of 75 executive officers and key personnel with gains realized by the shareholders. The vesting periods associated with stock options encourage continued employment with the Corporation while also serving to confer on recipients an ownership interest in the Corporation.

     The number of options granted to an individual is based upon survey data provided by compensation consultants. The data shows the value of option awards as a multiple of base pay for comparable executive positions in other corporations. In making 1996 stock option award decisions, the Committee elected to provide option awards, as a multiple of base salary, near the average for awards made by firms in a national compensation group comprised of the same companies surveyed in the Compensation Committee's review of base salaries. The determination of the number of options awarded is in the complete discretion of the Committee, which considers the recommendations of the Chief Executive Officer with respect to participants other than the Chief Executive Officer, and which formulates its own decision with respect to the Chief Executive Officer. The Committee awarded Mr. Zelnak 47,000 options in 1996 to align more directly Mr. Zelnak's compensation with the Corporation's performance. In exercising its discretion, the Committee generally follows the same procedures as are followed in determining the amount of incentive compensation awards discussed above.

     Since long-term awards vest over time, the Committee grants new awards to provide continuing incentives for future performance without regard to the number of options currently held by the recipient. Options awarded are not transferable and have an exercise price equal to the closing price of the Corporation's Common Stock on the date of grant, and therefore, have no value to the recipient unless the price of the Common Stock increases.

     Long Term Compensation - Incentive Stock Awards. In 1996, a group of 25 executive officers and key personnel was granted awards under the Martin Marietta Materials, Inc. Incentive Stock Plan. The plan is intended to give key employees who participate in the Executive Incentive Plan the opportunity to invest up to 50% of their annual incentive awards to purchase units that are subsequently converted into shares of Common Stock pursuant to the terms of the plan at a 20% discount from the market price of the Corporation's Common Stock on the date of the award. The units become fully vested and are distributed in the form of unrestricted Common Stock after three years of continued additional employment with the Corporation. Participation in the plan is elective, except that executive officers of the Corporation are required to invest a minimum percentage of their annual incentive awards in units that are subsequently converted into the Corporation's Common Stock in accordance with the terms of the Incentive Stock Plan. The plan is intended to assist the Corporation in attracting and retaining key employees, to link directly executive officer and management compensation to shareholder returns, and to foster stock ownership in the Corporation among its key employees.

     The value, if any, of stock-based awards is dependent upon the performance of the Corporation's Common Stock. Further, as noted above, in exercising its discretion in determining the type and amount of award made, the Committee considers many factors related to the Corporation's performance and the performance of the individual being considered for an award. While objective criteria are carefully considered, the Committee has the discretion to make awards as it deems appropriate. Therefore, there is no formula that results in a direct or quantifiable correlation between performance and stock-related awards.


Policy with Respect to Deductibility of Compensation

     The Corporation has not awarded any compensation that is non-deductible under Section 162(m) of the Internal Revenue Code. In the event that the Committee considers awarding compensation in the future that would not be deductible under Section 162(m), the Committee may, if it deems it appropriate, consider taking actions to seek to make such compensation deductible.


March 13, 1997

                                       COMPENSATION COMMITTEE

                                         Bobby F. Leonard, Chairman
                                         Marcus C. Bennett
                                         William E. McDonald
                                         William B. Sansom

                    COMPARISON CUMULATIVE TOTAL RETURN(1)
                   MARTIN MARIETTA MATERIALS, INC., S&P 500
                            AND PEER GROUP INDICES

     The following graph compares the performance of the Corporation's Common Stock to that of the Standard & Poor's 500 Stock Index ("S&P 500") and a market capitalization weighted index containing a group of peer companies in the aggregates and cement industries selected by the Corporation. The peer group consists of the following companies: CalMat Co., Florida Rock Industries, Inc., Lafarge Corporation, Martin Marietta Materials, Inc. and Vulcan Materials Company.





















--------------

(1) Assumes that the investment in the Corporation's Common Stock and each index was $100, with quarterly reinvestment of dividends.




                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

     There are no executive officer-director interlocks where an executive of the Corporation serves on the compensation committee of another corporation that has an executive officer serving on the Corporation's Board of Directors.

     Messrs. Bennett, Leonard, McDonald and Sansom served on the Corporation's Compensation Committee during 1996. Mr. Bennett is Executive Vice President, Chief Financial Officer and a Director of Lockheed Martin Corporation which, until the Split-Off, owned approximately 81% of the Corporation's Common Stock. He is not, and was not, an officer or employee of the Corporation or any of its subsidiaries. Information with respect to transactions between the Corporation and Lockheed Martin Corporation can be found in "Certain Related Transactions" below.

                          CERTAIN RELATED TRANSACTIONS

     The following transactions involve amounts exceeding $60,000 in which certain shareholders or Directors of the Corporation may have a material interest.

Transactions with Lockheed Martin Corporation

     Before the Split-Off, Lockheed Martin Corporation (which was formed as a result of the business combination of Martin Marietta Corporation and Lockheed Corporation) owned directly and through its wholly owned subsidiary Martin Marietta Investments Inc. approximately 81% of the Corporation's outstanding Common Stock. The Corporation's relationship with Lockheed Martin Corporation was governed by agreements, as amended from time to time, entered into in connection with the incorporation of the Corporation in November 1993 and the initial public offering of a portion of the Corporation's Common Stock in February 1994 (the "Offering"), including a credit agreement, a cash management agreement, a services agreement, an assumption agreement and certain other agreements. Because of Lockheed Martin Corporation's control of the Corporation, and its Board of Directors, none of the agreements resulted from an arm's-length negotiation.

     Credit Agreement

     Pursuant to an Amended and Restated Credit Agreement dated as of January 2, 1995, as amended from time to time (the "Credit Agreement") between the Corporation and Lockheed Martin Corporation, Lockheed Martin Corporation agreed to provide (i) term loans of up to $75 million and (ii) a revolving credit loan of up to $25 million, each for general corporate purposes. In March 1996, the Credit Agreement was amended to increase the revolving credit loan to provide for up to $55 million. Under the term loan portion of the Credit Agreement, Lockheed Martin Corporation's commitment to extend credit expired on June 30, 1995.

     There was no required prepayment or scheduled reduction of availability of credit under the revolving credit loan. The Corporation and Lockheed Martin had the right, upon 90 or 120 days notice, respectively, to reduce the unused portion of the revolving credit loan. Depending on type and duration of borrowing, interest payments were due monthly, quarterly or upon maturity of the revolving credit loan.

     Subject to certain conditions, revolving credit loans outstanding under the Credit Agreement in 1996 bore interest either at (i) the rate announced from time to time by Morgan Guaranty Trust Company of New York as its prime rate, or
(ii) LIBOR plus a margin. The Credit Agreement provided that, as of March 1996, loans borrowed at LIBOR carried a margin of .25 to .40 percent depending upon the rating received by the Corporation from nationally recognized rating agencies on the Corporation's unsecured senior long-term debt. Prior to March 1996, loans borrowed at LIBOR carried a margin of .375%.

     The Corporation was required to pay Lockheed Martin Corporation a commitment fee equal to .125 percent per annum on the amount of the available but unused borrowing commitment under the Credit Agreement.

     The revolving credit loan portion of the Credit Agreement terminated on January 31, 1997.

     Cash Management Agreement

     The Corporation and Lockheed Martin Corporation entered into a cash management agreement dated February 17, 1994 (the "Cash Management Agreement") pursuant to which Lockheed Martin Corporation provided daily liquidity and investment capability for the Corporation. The Cash Management Agreement had an initial term of three years from the completion of the Offering, but was terminable by either party after one year on 90 days' written notice. In accordance with the terms of the Cash Management Agreement, excess cash balances of the Corporation were advanced to Lockheed Martin Corporation on an overnight basis, and earned interest at a rate per annum equal to the federal funds rate as in effect from time to time. Cash shortfalls, up to $2 million, were funded by Lockheed Martin Corporation on an overnight basis, and bore interest at a rate per annum equal to the federal funds rate as in effect from time to time. The cost to the Corporation for the services provided pursuant to the Cash Management Agreement were included in the Services Agreement, discussed below. No additional compensation was paid to Lockheed Martin Corporation for such services. The Cash Management Agreement was terminated on January 31, 1997.

     Services Agreement

     Pursuant to an intercompany services agreement dated February 17, 1994 (the "Services Agreement"), up until the time of the Split-Off, Lockheed Martin Corporation furnished to the Corporation a package of services in exchange for a service fee, which was determined by Lockheed Martin Corporation on a basis consistent with past practices, recognizing, to the extent practicable, Lockheed Martin Corporation's reduced ownership of the Corporation after the Offering, the Corporation's requirements for certain services for which it was previously charged by Lockheed Martin Corporation and the Corporation's costs of obtaining services previously provided by Lockheed Martin Corporation. The cost to the Corporation reflecting the service fee in 1996 was approximately $4.8 million. In addition to the service fee, the Corporation agreed to reimburse Lockheed Martin Corporation for certain identified costs.

     The services provided by Lockheed Martin Corporation included certain tax services; control and internal audit services; insurance advice and purchasing; health, safety and environmental management services; treasury and cash management services; employee relations services; legal services; employee benefit plan investment services; and services of Lockheed Martin Corporation's Executive Department (including services of Executive Department staff members in connection with their duties as Directors of the Corporation).

     In addition to the identified services, Lockheed Martin Corporation continued coverage of the Corporation under Lockheed Martin Corporation's policies for primary, general and automobile liability, excess liability, property, fiduciary liability, directors' and officers' liability, marine, blanket crime and workers' compensation insurance. The Corporation agreed to reimburse Lockheed Martin Corporation for the portion of Lockheed Martin Corporation's premium cost with respect to such insurance that was attributable to coverage of the Corporation. Under the Services Agreement, Lockheed Martin Corporation charged the Corporation a premium that approximated the actual cost to Lockheed Martin Corporation of coverage of the Corporation.

     Also, in addition to the identified services, Lockheed Martin Corporation allowed employees of the Corporation to participate in certain of the Lockheed Martin Corporation employee benefit plans. In addition to the monthly fee, under the services agreement, the Corporation agreed to reimburse Lockheed Martin Corporation for certain of Lockheed Martin Corporation's costs (including any contributions and premium costs and including certain third-party expenses and allocation of certain Lockheed Martin Corporation personnel expense) relating to participation by the Corporation's employees in Lockheed Martin Corporation's benefit plans. In addition to contribution and premium costs, the Corporation paid in 1996 approximately $.9 million to Lockheed Martin Corporation representing an allocation for certain administrative services relating to employee benefits.

     The Services Agreement was terminated at the time of the Split-Off. A Transition Agreement dated as of October 18, 1996 was entered into by the Corporation and Lockheed Martin Corporation that provides, among other things, for certain services to be continued to be provided by Lockheed Martin Corporation throughout 1997 and for the transfer from Lockheed Martin Corporation to the Corporation of certain assets related to the Corporation's business, including those in connection with the Corporation's defined benefit, defined contribution and certain other benefit plans.

     Assumption Agreement

     In connection with its incorporation, the Corporation assumed, among other things, all payment obligations of Martin Marietta Technologies, Inc. (including principal, interest and premium, if any, and including all fees, costs and expenses with respect to such obligations) with respect to certain $125 million principal amount of 9 1/2% Notes of Martin Marietta Technologies, Inc. which were defeased in-substance, $100 million principal amount of 8 1/2% Notes of Martin

Marietta Technologies, Inc., and certain other indebtedness incurred in connection with prior acquisitions by Martin Marietta Corporation's materials group. The 9 1/2% Notes were defeased with net proceeds from the Offering and subsequently paid in full. Lockheed Martin Corporation agreed to pay to the Corporation, within five business days after the due date of each semiannual payment of interest by the Corporation in respect of the 8 1/2 Notes, $1.75 million to reimburse the Corporation for the portion of interest paid by the Corporation in excess of the market rate of interest on the date of the assumption (5% per annum). The 8 1/2 Notes were repaid by the Corporation when they became due on March 1, 1996.

     The Tax Sharing, Supplemental Tax
     Sharing and Tax Assurance Agreements

     The Corporation was included in Lockheed Martin Corporation's consolidated tax group until and including the effective day of the Split-Off, and therefore the taxable income (or loss) of the Corporation and its subsidiaries (the "Materials Consolidated Group") was included in the Lockheed Martin Corporation consolidated federal income tax return until such date. The Corporation and Lockheed Martin Corporation, as successor to Martin Marietta Corporation, are parties to a Tax Sharing Agreement, dated February 18, 1994, that allocates responsibility between the Corporation and Lockheed Martin Corporation for their respective shares of the consolidated federal income tax liability of Lockheed Martin Corporation and certain other liabilities. Pursuant to the Tax Sharing Agreement, the Corporation and Lockheed Martin Corporation make payments between them such that, with respect to any period, the amount of taxes paid by the Corporation or any refund payable to the Corporation is determined as though the Corporation filed separate federal, state and local income tax returns (including any amounts determined to be due as a result of a redetermination of the tax liability of Lockheed Martin Corporation arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing a consolidated return rather than a consolidated subsidiary of Lockheed Martin Corporation.

     In anticipation of the Split-Off, the Corporation and Lockheed Martin Corporation entered into a Supplemental Tax Sharing Agreement and a Tax Assurance Agreement. The Supplemental Tax Sharing Agreement allocates responsibility between the Corporation and Lockheed Martin Corporation for certain tax liabilities (including any related liability of the Corporation or Lockheed Martin Corporation to stockholders of Lockheed Martin Corporation) that may result from the failure of the Split-Off to qualify as a fully tax-free distribution. Pursuant to this agreement, any such liability generally will be allocated 81% to Lockheed Martin Corporation and 19% to the Corporation, subject to a maximum allocation of $25 million to the Corporation. However, if either Lockheed Martin Corporation or the Corporation (but not both) knowingly or willfully breaches a covenant contained in the Tax Assurance Agreement, which contains covenants relating to the parties' post-Split-Off conduct which could jeopardize the qualification of the Split-Off as fully tax-free (if, among other things, there is a change of law or in the ruling policy of the IRS), and the failure of the Split-Off to qualify as a fully tax-free distribution would not have occurred but for such breach, the resulting liability will be allocated solely to the breaching party. The Corporation would not be solely liable for the resulting liability if it first obtained an opinion of counsel (satisfactory to Lockheed Martin Corporation) to the effect that any action underlying a breach would not cause the Split-Off to fail to qualify as a fully tax-free distribution. Furthermore, if either Lockheed Martin Corporation or the Corporation is acquired in a manner that causes the failure of the Split-Off to qualify as a fully tax-free distribution under Section 355 of the Internal Revenue Code (including the recognition of gain to Lockheed Martin Corporation on the distribution of the Corporation's Common Stock pursuant to Section
355(d) of the Internal Revenue Code) and the gain did not result from a breach of the Tax Assurance Agreement, the resulting liability will be allocated solely to the corporation so acquired.

Other Transactions

     Mr. Vinroot is a partner with the law firm of Robinson, Bradshaw & Hinson, P.A., which has provided certain legal services for the Corporation in an amount less than 5% of such firm's gross revenues for the firm's last fiscal year.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Directors and officers of the Corporation and persons who own more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports in changes in ownership of the Common Stock. Directors, officers and more than 10% shareholders are required by Securities and Exchange Commission regulations to furnish to the Corporation copies of all Section 16(a) reports filed.

     Based solely on its review of the copies of reports furnished to the Corporation and written representations that no other reports were required for the year ended 1996, the Corporation is not aware of any reporting person who failed to file on a timely basis all reports required by Section 16(a) to be filed during 1996.

                              INDEPENDENT AUDITORS

     The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Corporation for the fiscal year 1997. The ratification of the appointment of Ernst & Young LLP is being submitted to the shareholders because management believes this to be good corporate practice. Should the shareholders fail to ratify this appointment, the Board of Directors will review the matter. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Shareholders of the Corporation, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

                              FINANCIAL STATEMENTS

     Upon the written request of any shareholder, the Corporation will provide without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission. Requests should be mailed to the Corporate Secretary, Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, North Carolina 27607.

                          METHOD OF PROXY SOLICITATION

     The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement and proxies and the cost of soliciting proxies relating to the meeting, if any, has been or will be paid by the Corporation. In addition to use of the mails, proxies may be solicited by officers, directors and other regular employees of the Corporation by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Corporation will use the services of Morrow & Co., Inc., a professional soliciting organization, to assist in obtaining in person or by proxy the largest number of shareholder vote as is possible. The Corporation estimates its expenses for solicitation services will not exceed $12,500. The Corporation will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

                                 OTHER MATTERS

     At the time this Proxy Statement was filed with the Securities and Exchange Commission, the Board of Directors was not aware that any matters not referred to herein would be presented for action at the Annual Meeting. If any other matters properly come before the Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented by proxies on such matters in accordance with their judgment in the best interest of the Corporation. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the meeting.

                SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals by shareholders intended to be presented at the 1998 Annual Meeting of Shareholders of the Corporation must be received by the Secretary of the Corporation no later than November 19, 1997 in order to be included in the Proxy Statement and on the Proxy Card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. In addition, the Bylaws of the Corporation establish an advance notice requirement for any proposal of business to be considered at an annual meeting of shareholders. In general, written notice must be received by the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter. Any waiver by the Corporation of these requirements with respect to the submission of a particular shareholder proposal shall not constitute a waiver with respect to the submission of any other shareholder proposal nor shall it obligate the Corporation to waive these requirements with respect to future submissions of the shareholder proposal or any other shareholder proposal. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished one without charge upon written request to the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607.


                                       MARTIN MARIETTA MATERIALS, INC.

March 24, 1997

                                                                     APPENDIX A

PROXY                   MARTIN MARIETTA MATERIALS, INC.                    PROXY
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                     ANNUAL MEETING TO BE HELD MAY 1, 1997

    The undersigned hereby appoints Stephen P. Zelnak, Jr. and Janice K. Henry, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the Common Stock of the undersigned in Martin Marietta Materials, Inc. at the Annual Meeting of Shareholders to be held on May 1, 1997, and at any adjournment thereof.

    This proxy when properly executed will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors and FOR the ratification of selection of Ernst & Young LLP as independent auditors. The Board of Directors recommends voting FOR each item.

1. ELECTION OF DIRECTORS: Nominees are William E. McDonald, Frank H. Menaker, Jr., and Richard A. Vinroot

   [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)

             -----------------------------------------------------

  [ ] WITHHOLD AUTHORITY to vote for the listed nominees

2. RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

    [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

                  (Continued and to be signed on the reverse)

                          (Continued from other side)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.

  Receipt of Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

                                               PLEASE DATE AND SIGN EXACTLY AS
                                                      PRINTED BELOW AND
                                               RETURN PROMPTLY IN THE ENCLOSED
                                                    POSTAGE PAID ENVELOPE.

                                              Dated:  , 1997

                                              ----------------------------------
                                                     Signature and Title

                                              ----------------------------------
                                                  Signature if held jointly

                                              (WHEN SIGNING AS ATTORNEY,
                                              EXECUTOR, ADMINISTRATOR, TRUSTEE,
                                              GUARDIAN, ETC., GIVE TITLE AS
                                              SUCH. IF JOINT ACCOUNT, EACH JOINT
                                              OWNER SHOULD SIGN. IF A
                                              CORPORATION OR A PARTNERSHIP, SIGN
                                              FULL CORPORATE NAME OR PARTNERSHIP
                                              NAME, AS THE CASE MAY BE, BY AN
                                              AUTHORIZED PERSON.)